Exhibit 99.01

General Employment News Release

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200,
Oakbrook Terrace, IL  60181, (630) 954-0400	AMEX:  JOB


FOR IMMEDIATE RELEASE                                         January 29, 2007

COMPANY:   General Employment Enterprises, Inc.

CONTACTS:  Doris A. Bernar
           Communications Manager & Assistant Corporate Secretary
           Phone (630) 954-0495    (630) 954-0592 fax
           invest@genp.com    e-mail


              General Employment Reports First Quarter Results


OAKBROOK TERRACE, IL - General Employment Enterprises, Inc. (AMEX: JOB) reported net income of $296,000, or $.06 per share, for the quarter ended December 31, 2006, compared with net income of $128,000, or $.02 per share, for the same quarter last year.

The Company's consolidated net revenues for the quarter were $4,844,000, up 3% from $4,713,000 last year. Contract service revenues of $2,200,000 were down 17% from last year, while placement service revenues of $2,644,000 increased 27%.

Commenting on the Company's performance, Herbert F. Imhoff, Jr., board chairman and CEO said, "The quarter's revenue mix showed continuing improvement in the demand for our placement services, while the use of contract services decreased. The higher placement service revenues were the result of a 10% increase in the number of placements and a 17% increase in the average placement fee. Contract service revenues decreased because of a 20% decline in the number of billable contract hours."

Mr. Imhoff added, "Because placement services have a higher profit margin than contract services, there was a marked improvement in profitability for the quarter. Income from operations was up 151%. That increase, together with higher investment income, resulted in a quarterly net income that was more than double the same period last year."


                           Business Information

General Employment provides professional staffing services through a network of 20 branch offices located in 10 states, and specializes in information technology, accounting and engineering placements.

The Company's business is highly dependent on national employment trends in general and on the demand for professional staff in particular. Because long-term contracts are not a significant part of the Company's business, future results cannot be reliably predicted by considering past trends or by extrapolating past results. Some of the factors that could affect the Company's future performance include, but are not limited to, general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, the possibility of incurring liability for the Company's business activities, including the activities of contract employees and events affecting its contract employees on client premises, and the ability of the Company to attract and retain qualified corporate and branch management.







                    GENERAL EMPLOYMENT ENTERPRISES, INC.
                      CONSOLIDATED STATEMENT OF INCOME
                      (In Thousands, Except Per Share)

                                                       Three Months
                                                     Ended December 31
                                                       2006      2005

Net revenues:
  Contract services                                    $2,200    $2,638
  Placement services                                    2,644     2,075
  Net revenues                                          4,844     4,713

Operating expenses:
  Cost of contract services                             1,476     1,856
  Selling                                               1,604     1,270
  General and administrative                            1,551     1,502
  Total operating expenses                              4,631     4,628

Income from operations                                    213        85
Investment income                                          83        43

Net income(1)                                          $  296    $  128

Average number of shares:
  Basic                                                 5,148     5,148
  Diluted                                               5,334     5,369

Net income per share - basic and diluted               $  .06    $  .02

__________________________________________________
(1) There was no provision for income taxes in either year because of the availability of operating losses carried forward from prior years.









                    GENERAL EMPLOYMENT ENTERPRISES, INC.
             SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
                              (In Thousands)




                                                December 31    September 30
                                                    2006           2006

Assets:
  Cash and cash equivalents                        $5,656         $5,904
  Other current assets                              2,529          2,570

  Total current assets                              8,185          8,474
  Property and equipment, net                         916            801

  Total assets                                     $9,101         $9,275


Liabilities and shareholders' equity:
  Current liabilities                              $2,457         $2,423
  Shareholders' equity(2)                           6,644          6,852

  Total liabilities and shareholders' equity       $9,101         $9,275

__________________________________________________
(2) During the quarter ended December 31, 2006, the board of directors declared a cash dividend of $.10 per common share, resulting in a $515,000 charge to retained earnings during the period.